EXHIBIT 23 (a)


                      Consent of Independent Auditors


The Board of Directors
Olin Corporation:

     We consent to incorporation by reference in this Registration Statement on Form S-8 of Olin Corporation of our report dated January 30, 1997, relating to the consolidated balance sheets of Olin Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Olin Corporation.

                                   KPMG PEAT MARWICK LLP

October 31, 1997